Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Brad Edwards
+1 610-208-3892	Brainerd Communicators
wrudolph@cartech.com	+1 212-986-6667
edwards@braincomm.com

CARPENTER TECHNOLOGY COMPLETES SYNDICATED CREDIT FACILITY

New Five Year Credit Facility Replaces Current Revolver

PHILADELPHIA — March 31, 2017 — Carpenter Technology Corporation (NYSE: CRS) today announced the successful completion of a $400 million syndicated credit facility. This five-year revolving line of credit replaces the existing revolver due to expire in June 2018. The new facility, comprised of nine lenders, was oversubscribed prior to allocations.

Bank of America, N.A. and JPMorgan Chase Bank, N.A. served as the Joint Lead Arrangers. Terms of the facility remain largely unchanged from the prior agreement and include the same two financial covenants, debt to capital ratio and interest coverage ratio.

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About Carpenter Technology

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, powder metals, stainless steels, alloy steels and tool steels. Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, among other markets.  Building on its history of innovation, Carpenter’s superalloy powder technologies support a range of next-generation products and manufacturing techniques, including additive manufacturing or 3D Printing.  Information about Carpenter can be found at www.cartech.com.